UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 27, 2020

TETRA Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-13455	74-2148293
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

24955 Interstate 45 North

The Woodlands, Texas 77380

(Address of Principal Executive Offices, and Zip Code)

(281) 367-1983

Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TTI	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

On July 27, 2020, Bass C. Wallace, Jr. retired, effective immediately, from his positions as Senior Vice President and General Counsel of TETRA Technologies, Inc. (the “Company”).  Mr. Wallace will continue as a non-executive employee of the Company through July 26, 2022, unless such continued employment is sooner terminated.

In connection with Mr. Wallace’s retirement from his prior role and his continued employment with the Company in a non-executive capacity, the Company and Mr. Wallace entered into a Transition Agreement (the “Agreement”) on July 27, 2020, the effectiveness of which is subject to a seven (7) day revocation period.  The Agreement continues Mr. Wallace’s employment with the Company through July 26, 2022 (the “Transition Period”).

During the Transition Period, Mr. Wallace will receive an annualized base salary of $192,500, subject to certain conditions specified in the Agreement.   With respect to his outstanding annual and long-term cash incentive awards, Mr. Wallace is eligible to receive, subject to the terms of the Agreement, award payments to the extent the applicable performance objectives are met. Unvested equity awards outstanding on the date of the Agreement will, subject to the conditions of the Agreement, continue to vest during the Transition Period pursuant to the vesting schedule in the applicable award agreement.

In addition, Mr. Wallace may terminate his employment with the Company for “Good Reason,” as specified in the Agreement, or for any other reason upon ten (10) days’ advance written notice (a “Voluntary Resignation”).  The Agreement also provides that Mr. Wallace’s employment may be terminated by the Company with or without “Cause,” as specified in the Agreement, and his employment will also terminate if he commences employment with a third party or provides services to a third party under certain circumstances.

Subject to the provisions of the Agreement, if Mr. Wallace is terminated  by the Company other than for Cause, or if Mr. Wallace terminates his employment for “Good Reason,” then, among other benefits (i) the Company shall continue to pay his base salary through July 26, 2022 and pay an amount equal to any outstanding annual cash incentive award and long-term cash incentive awards that are earned; and (ii) all outstanding restricted stock awards will become fully vested and all other outstanding time-based equity awards shall continue to vest pursuant to the vesting schedule in the applicable award. Subject to the provisions of the Agreement, if Mr. Wallace’s employment terminates as a result of a Voluntary Resignation, his reemployment with a third party or the expiration of the Transition Period, Mr. Wallace will be entitled to other severance benefits as set forth in the Agreement.

If his employment is terminated for Cause, Mr. Wallace will not be entitled to any severance benefits or Change of Control Benefits (as defined below). The Agreement also contains change of control provisions that replace Mr. Wallace’s existing Change of Control Agreement. If a “Change of Control,” as specified in the Agreement, either (i) occurs during the Transition Period and Mr. Wallace is not retained as the general counsel of the successor entity, or (ii) Mr. Wallace is retained as the general counsel of the successor entity and is either terminated without Cause or resigns for “Good Reason” during the two year period following the Change of Control, then, subject to the terms of the Agreement, Mr. Wallace will receive, as applicable (a) an amount equal to any earned but unpaid annual cash incentive award and long-term cash incentive award; (b) the target amount of any outstanding annual cash incentive award and long-term cash incentive awards; (c) two times the sum of his “Qualifying Base Salary,” as specified in the Agreement (or $250,000, if greater) plus the target amount of any annual cash incentive award for the year in which such termination occurs; plus (d) an amount equal to the aggregate premiums payable for the continuation of medical and dental benefits for Mr. Wallace and his eligible dependents for two years following such termination (the foregoing being referred to the “Change of Control Benefits”).

The payment or provision of any severance benefits, Change of Control Benefits or alternative Change of Control payments pursuant to the Agreement shall be conditioned upon Mr. Wallace’s execution and non-revocation of a release agreement.  If Mr. Wallace does not satisfy such condition, he will not be entitled to any of the severance benefits, Change of Control Benefits or alternative Change of Control payments provided for in the Agreement.

The Agreement includes confidentiality, non-disparagement and non-solicitation covenants binding on Mr. Wallace. If he were to breach those covenants at any time during the Transition Period, the Company may terminate Mr. Wallace’s employment for Cause.  If at any time after the termination of his employment pursuant to the Agreement Mr. Wallace shall breach any of these covenants or otherwise engage in any competitive activities, the Company shall no longer be required to pay or provide any severance benefits, Change of Control Benefits or alternative Change of Control payments provided under the Agreement.

The foregoing summary of the Transition Agreement does not purport to be complete and is qualified in its entirety by reference to the Transition Agreement, a copy of which will be filed as an exhibit to the Company’s Form 10-Q for the third quarter of 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA Technologies, Inc.

By:	/s/ Brady M. Murphy
Brady M. Murphy
President and Chief Executive Officer

Date: July 28, 2020

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